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                                                                    EXHIBIT 99.1


                                 [iVILLAGE LOGO]

FOR IMMEDIATE RELEASE


                iVillage Completes Acquisition of Promotions.com

             Award-Winning Direct Marketing and Promotions Expertise
                         Strengthens iVillage Offerings


NEW YORK - May 24, 2002 - iVillage Inc. (Nasdaq: IVIL), a leading women's media company and the number one source for women's information online, today announced that it has completed its acquisition of Promotions.com, Inc. (OTC:
PRMO.OB), a leading promotion and direct marketing company. The acquisition received stockholder approval at a special meeting of Promotions.com stockholders on May 24, 2002.

"This acquisition benefits both iVillage and Promotions.com customers by bringing a new level of depth to both our offerings, further enhancing our strength with advertisers," said Doug McCormick, Chairman and CEO of iVillage Inc. "We can now offer an even stronger competitive and complete solution to our advertisers."

"By joining with iVillage, we've enhanced our ability to provide leadership and direction to companies looking to flawlessly execute marketing programs," said Steven Krein, Senior Vice President, Promotions.com division of iVillage Inc. "The large number blue-chip marketers, such as Kraft Foods, Citibank and NBC, that continually employ our innovative techniques and tools in their programs speaks to the quality of the promotions and marketing programs we create."

Promotions.com provides promotions and direct marketing programs and integrates them with companies' offline marketing initiatives. Promotions.com has proprietary iDIALOG(TM) technology, enabling marketers to learn more about their target audience by serving unique, targeted questions during the registration and entry process. Promotions.com, which will continue to operate under the same well-known brand name, has been the recipient of several industry awards including The Reggie Award from the Promotion Marketing Association.

Under the terms of the merger agreement, iVillage, through a wholly-owned subsidiary, acquired all outstanding shares of common stock (including associated preferred share purchase rights) of Promotions.com not already owned by iVillage after completion of an exchange offer on April 18, 2002. iVillage will issue 0.1041 shares of iVillage Common Stock to Promotions.com stockholders for each share of Promotions.com Common Stock, as well as $0.64 in cash. In connection with the merger and the exchange offer, iVillage expects to issue an aggregate of approximately 1.6 million shares of Common Stock, as well as approximately $9.8 million in cash, which represents a distribution of all cash less accrued liabilities and other reserves of Promotions.com. Accordingly, the net cost to iVillage would be the value of 1.6 million shares of iVillage Common Stock, plus the costs and expenses of the acquisition.

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With the closing of this transaction, Promotions.com is now a wholly-owned subsidiary of iVillage Inc. Promotions.com Common Stock is expected to cease trading at the close of market on May 24, 2002, and will no longer be listed on the Over the Counter Bulletin Board. Investors who purchased shares of Promotions.com Common Stock prior to close of market today will receive 0.1041 shares of iVillage Common Stock for each share of Promotions.com Common Stock, as well as $0.64 in cash.

About Promotions.com, Inc.
Promotions.com, a wholly-owned subsidiary of iVillage Inc., has helped hundreds of companies -- from Fortune 500 blue- chip brands to home-based small businesses -- develop and implement integrated online and offline marketing strategies for acquiring and retaining customers. Promotions is ranked #13 in PROMO Magazine's 2001 Top 100 Agency Report and has received numerous awards for its work including The Reggie Award, The Echo Award, PRO Award, Revolution Award and The Kraft Crystal Star Award for excellence in promotions.

About iVillage Inc.
iVillage Inc. is a leading women's media company and the number one source for women's information online. iVillage includes iVillage.com, Women.com, Business Women's Network, Lamaze Publishing, The Newborn Channel, iVillage Solutions and Astrology.com. iVillage.com is a leading online women's destination providing practical solutions and everyday support for women 18 and over. Lamaze Publishing produces advertising-supported educational materials for expectant and new parents. The Newborn Channel is a satellite television network in approximately 1,100 hospitals nationwide.

iVillage.com is organized into branded communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. Content areas include Astrology, Babies, Beauty, Diet & Fitness, Entertainment, Food, Health, Home & Garden, Lamaze, Money, Parenting, Pets, Pregnancy, Relationships, Shopping, and Work.

Established in 1995 and headquartered in New York City, iVillage Inc. (Nasdaq:
IVIL) is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:
iVillage Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond iVillage's control, in addition to those discussed in iVillage's other press releases, public filings and statements by iVillage's management, including (i) the volatile and competitive nature of the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage's business and financial condition, (v) iVillage's ability to establish and maintain relationships with advertisers, sponsors, and other third party providers and partners, and (vi) the impact of pending litigation on iVillage's business and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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CONTACTS:        iVillage                         The Abernathy MacGregor Group
                 Carl Fischer                     Carina Thate
                 212.600.6502                     212.371.5999
                 cfischer@mail.ivillage.com       cct@abmac.com


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